Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of July 1, 2021 (the “Effective Date”), is entered into by and between HENGFAI BUSINESS DEVELOPMENT PTE. LTD. (the “Company”), CHAN TUNG MOE (the “Executive”), and ALSET EHOME INTERNATIONAL INC. (“AEI”). The Executive, under this Agreement shall provide services to both the Company and ALSET EHOME INTERNATIONAL INC. (“AEI”) as set forth under Section 2 herein.

1.	Term of Employment. The Company agrees to employ Executive, and Executive agrees to work for the Company and AEI, upon the terms set forth in this Agreement, for the period commencing on July 1, 2021 and ending on June 30, 2024 (the “Term”). This Agreement shall terminate in accordance with the provisions of Section 4, below.

2.	Title; Capacity. The Company will employ and compensate Executive for all services rendered to the Company, and Executive agrees to provide his services to the Company and AEI as Co-Chief Executive Officer and to perform the duties and responsibilities inherent to such position (including travel, as required); Executive also agrees to perform all other duties and responsibilities consistent with such position as the Company’s Board of Directors (the “Board”) and the Board of Directors of AEI shall from time to time assign to him. Executive shall report directly to the Board of the Company and the Board of AEI and shall be subject to the supervision of each such Board. Executive shall also have such authority as is delegated to him by each such Board, which authority shall be sufficient to perform his duties hereunder.

3.	Compensation, Benefits and Equity.

3.1	Salary. The Company shall pay Executive a monthly base salary of USD$10,000 less applicable payroll withholding, which shall be payable in accordance with the Company’s customary payroll practices (the “Base Salary”) payable on a monthly basis.

3.2	Signing Bonus. Within thirty (30) days of the commencement of the Term, the Company shall pay to Executive a signing cash bonus in the amount of USD$60,000.

3.3	Benefits. Executive shall be entitled to participate in all benefit programs and allowances that the Company establishes and makes available to its executive employees, including eligibility for all Company benefit plans, including but not limited to, health care coverage, profit sharing, car allowance, cell phone and data usage payment or reimbursement, home and office internet and computer supply equipment. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans, and fringe benefits may be amended by the Company from time to time in its sole discretion.

The Executive shall be entitled to four (4) weeks of paid vacation time per year during the terms of this Agreement commencing immediately with the execution of this Agreement. All other terms of the Executive’s vacation shall be subject to the Company’s vacation policy, as it exists or is subsequently modified.

3.4	Expenses. The Company shall reimburse Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as amended from time to time.

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4.	Termination of Executive’s Employment

a)	By the Company. Either the Company or AEI may terminate the Executive’s employment at any time, with or without “Cause,” upon written notice by the Company or AEI to the Executive, and the Executive’s employment will terminate on the day specified in such notice. For the purposes of this Agreement, “Cause” means: (i) the Executive’s conviction of (or Executive pleads nolo contendere to) a felony or misdemeanor involving dishonesty, fraud, breach of trust, moral turpitude, or a crime leading to incarceration of more than sixty (60) days; (ii) the Executive’s material breach of this Agreement; (iii) Executive’s continued failure in any material respects with the performance of his/her employment duties for more than ten (10) business days (other than due to illness, disability, and vacation) after having received written notice specifying the nature of the failure; (iv) commission by the Executive of any act of fraud, dishonesty, or embezzlement against the Company or AEI, or any subsidiary or customer thereof; (v) the Executive reporting to work while impaired under the influence of alcohol or drugs, or the Executive’s use or distribution of illegal narcotics; (vi) the Executive’s commission of any illegal act of violence against an employee, customer, or vendor of the Company or AEI; (vii) willful disregard of any reasonable instruction of the Board of the Company or AEI relating to a material matter of the Company or AEI; and (viii) Executive’s violation of any material law, statue, or regulation relating to the business of the Company or AEI.

b)	By the Executive. The Executive may terminate his employment with the Company and AEI at any time with or without “Good Reason” upon written notice by the Executive to the Company and AEI, and the Executive’s employment will terminate on the date specified in the notice. “Good Reason” means: (i) a material reduction in the Executive’s compensation or benefits; (ii) a material breach by the Company or AEI of this Agreement; or (iii) a material reduction or material change in the Executive’s original duties, responsibilities or authority

c)	Death. Executive’s employment hereunder shall be terminated immediately upon death of the Executive.

d)	Disability of Executive. This Agreement may be terminated immediately upon the disability of the Executive. For purposes of this Agreement, “Disability” shall mean if Executive has a mental or physical condition that prevents Executive from carrying out the essential duties of his/her employment position for a period greater than three (3) months, notwithstanding the Company’s and AEI’s reasonable accommodations (to the extent required by law)

e)	Mutual Agreement of Parties. This Agreement shall terminate upon the mutual agreement of the parties.

f)	Effects of Termination. In the event that Executive’s employment is terminated by the Company or AEI without “Cause” or by similar premise, or by the Executive for “Good Reason”, then the Executive shall be entitled to payment for: (i) unpaid Base Salary, prorated to the date of termination or resignation; (ii) accrued and unused vacation pay, (iii) any benefits accruing to Executive under the terms and conditions of any then-existing employee benefit plan; (iv) three (3) months of Base Salary; (v) three (3) months of paid health insurance benefits, (vi) reimbursement of expenses incurred prior to termination in accordance with Section 3.4.; and (vii) benefits as required by law.

g)	Termination “For Cause” or due to the Executive’s resignation “Without Good Reason”. In the event of the Executive’s employment is terminated: (i) by the Company or AEI for “Cause”, or (ii) if the Executive resigns without “Good Reason”, then the Executive shall be entitled to payment for: (i) unpaid Base Salary, prorated to the date of termination or resignation; (ii) accrued and unused vacation pay, (iii) any benefits accruing to Executive under the terms and conditions of any then existing employee benefit plan; (iv) reimbursement of expenses incurred prior to termination in accordance with Section 3.4.; and (v) benefits as required by law.

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h)	Termination due to the Executive’s Death or Disability. In the event that Company or AEI terminates Executive’s employment prior to expiration of the Term due to the Executive’s Death or Disability, then the Executive shall be entitled to payment for: (i) unpaid Base Salary, prorated to the date of the Executive’s Death or Disability; (ii) accrued and unused vacation pay, (iii) any benefits accruing to Executive under the terms and conditions of any then- existing employee benefit plan; (iv) reimbursement of expenses incurred prior to Death or Disability in accordance with Section 3.4.; and (v) benefits as required by law.

5.	Nondisclosure and Proprietary Information.

5.1	Proprietary Information.

(a)	Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company and AEI (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company or AEI, as applicable. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier data, or other materials or information relating to the Company’s or AEI’s business and activities and the manner in which the Company or AEI does business. Executive will not disclose any Proprietary Information to others outside the Company or AEI except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company or AEI, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)	Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or AEI to be used by Executive only in the performance of his duties for the Company or AEI.

(c)	Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company or AEI, customers of the Company or AEI or suppliers to the Company or AEI or other third parties who may have disclosed or entrusted the same to the Company or AEI or to Executive in the course of the business and Company and AEI.

(d)	Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or enforcement entity, or from making other disclosures that are protected under applicable whistleblower provisions of federal law and regulation.

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5.2	Other Agreements. Executive represents that his performance of all the terms of this Agreement as an employee of the Company and AEI does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company and AEI or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party. Executive represents that all information Executive provided to the Company and AEI regarding Executive’s education, work background, experience and lack of post-employment restrictions are all true and accurate and each of the Company and AEI is entitled to rely on such representations.

5.3	Other Business Exception. The Company and AEI each acknowledges that the Executive is also involved in the management of personal and family investments, banking and finance, and has multiple investments around the world, and is a board member of other publicly traded companies and non-publicly traded companies. It is expressly understood by the Company and AEI that the Executive is allowed to continue to be involved in these activities. This Agreement shall not limit the Executive’s ability to receive compensation from other business for services rendered as an employee, officer, director or consultant, including but not limited to any compensation which may be paid by any entity affiliated with the Company or AEI.

6.	Indemnification. Each of the Company and AEI hereby agrees to indemnify the Executive to the fullest extent permitted by applicable law for any and all sums owed by Executive in connection with any judgments rendered against Executive in connection with or as a result of Executive’s service as an officer of the Company and AEI, and any and all legal and related fees incurred in connection with the Executive’s defense. At the Executive’s request, the Company and AEI shall as promptly as possible acquire directors and officers insurance to include coverage for any and all activities related to the Executive’s service as an officer of the Company and AEI, in a manner and amount typical for companies of the size and activity of the Company and AEI. The amounts and type of such coverage shall be reviewed and updated from time to time, and no less frequently than annually.

7.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if posted in Singapore, by registered or certified mail, postage prepaid and return receipt requested, or (c) the date of receipt if sent by e-mail PDF or facsimile transmission to the e-mail address or facsimile number of record of Executive or the Company or AEI, or at such other place as may from time to time be designated by either party in writing.

8.	Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersede all prior agreements and understandings, including prior employment agreements, whether written or oral relating to the subject matter of this Agreement. Signatures affixed to this Agreement may be delivered in e-mail PDF form and any such signatures shall be deemed original signatures for purposes of the validity and enforceability of this Agreement.

9.	Amendment. This Agreement may be amended or modified only by a written instrument executed by all the parties hereto.

10.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of Singapore, applied without giving effect to any conflicts- of-law principles. Any action or proceeding relating to this Agreement or Executive’s employment shall be in Singapore.

11.	Assumption by Successors. Any successor of the Company or AEI shall succeed to all of the Company’s and AEI’s duties, obligations, rights and benefits hereunder. The obligations of Executive are personal and shall not be assigned by him.

12.	No Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.	Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.	Survival. Upon the termination of the Term and any termination of this Agreement, the obligations of the parties under Sections 4, 5 and 6 shall survive and continue in effect in accordance with their terms.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective on the date and year first above written.

Signed by:

/s/ Chan Tung Moe
CHAN TUNG MOE (Executive)

ALSET EHOME INTERNATIONAL INC.

By:	/s/ William Wu
Title:	Director
Date:	July 1, 2021

HENGFAI BUSINESS DEVELOPMENT PTE. LTD

By:	/s/ Chan Heng Fai Ambrose
Title:	Director
Date:	July 1, 2021

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